For m N-1A Exhibit No. 6(ii)
                                              Regulation S-K Exhibit No. 10 (iv)


                                   Exhibit E
                           to Distributor's Contract

                               THE MEDALIST FUNDS

                            The Strategic Stock Fund

     The following provisions are hereby incorporated and made part of the Distributor's Contract dated the 12th day of October, 1990, between The Medalist Funds and Federated Securities Corp. with respect to the Classes of the Funds set forth above:

     1. The Trust hereby appoints FSC to select a group of brokers ("Brokers") to sell shares of the above-listed series and Classes ("Shares"), at the current offering price thereof as described and set forth in the prospectuses of the Trust, and to render administrative support services to the Trust and its shareholders. In addition, the Trust hereby appoints FSC to select a group of Administrators ("Administrators") to render administrative support services to the Trust and its shareholders.

     2. Administrative support services may include, but are not limited to, the following eleven functions: (1) account openings: the Broker or Administrator communicates account openings via computer terminals located on the Broker or Administrator's premises; 2) account closings: the Broker or Administrator communicates account closings via computer terminals; 3) enter purchase transactions: purchase transactions are entered through the Broker or Administrator's own personal computer or through the use of a toll-free telephone number; 4) enter redemption transactions: Broker or Administrator enters redemption transactions in the same manner as purchases; 5) account maintenance: Broker or Administrator provides or arranges to provide accounting support for all transactions. Broker or Administrator also wires funds and receives funds for Trust share purchases and redemptions, confirms and reconciles all transactions, reviews the activity in the Trust's accounts, and provides training and supervision of its personnel; 6) interest posting: Broker or Administrator posts and reinvests dividends to the Trust's accounts; 7) prospectus and shareholder reports: Broker or Administrator maintains and distributes current copies of prospectuses and shareholder reports; 8) advertisements: the Broker or Administrator continuously advertises the availability of its services and products; 9) customer lists: the Broker or Administrator continuously provides names of potential customers; 10) design services: the Broker or Administrator continuously designs material to send to customers and develops methods of making such materials accessible to customers; and 11) consultation services: the Broker or Administrator continuously provides information about the product needs of customers.

     3. FSC will enter into separate written agreements with various firms to provide the services set forth in Paragraph 1 herein. During the term of this Agreement, the Trust will reimburse FSC for payments made by FSC to obtain services pursuant to this Agreement, a monthly fee computed at the annual rate of up to .25% of the average aggregate net asset value of the Investment Shares held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month. The fees paid hereunder shall be in an amount equal to the aggregate amount of periodic fees paid by FSC to Brokers and Administrators pursuant to Paragraph 4 herein.

     4. FSC, in its sole discretion, may pay Brokers and Administrators a periodic fee in respect of Shares owned from time to time by their clients or
                                -13-
customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by the Trust's Board of Trustees.

     5. FSC will prepare reports to the Board of Trustees of the Trust on a quarterly basis showing amounts paid to the various firms and the purpose for such payments.

     6. In the event any amendment to this Agreement materially increases the fees set forth in Paragraph 3, such amendment must be approved by a vote of a majority of the outstanding voting securities of the appropriate Fund or Class.

     In consideration of the mutual covenants set forth in the Distributor's Contract dated October 12, 1990 between The Medalist Funds and Federated Securities Corp., The Medalist Funds executes and delivers this Exhibit on behalf of the Funds and Classes first set forth in this Exhibit.

     Witness the due execution hereof this 1st day of December, 1994.

ATTEST:                                      THE MEDALIST FUNDS



/s/ John W. McGonigle              By:/s/ E.C. Gonzales
     Secretary                          President
(SEAL)

ATTEST:                          FEDERATED SECURITIES CORP.


/s/ S. Elliott Cohan               By:/s/ John W. McGonigle
     Secretary                          Executive Vice President
(SEAL)